Exhibit 7.06

Execution Version

Strictly Confidential

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of January 24, 2016 by and among FNOF E&M Investment Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”) and the shareholders of Jinpan International Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”) listed on Schedule A (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Silkwings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such ordinary shares, par value US$0.0045 per share, of the Company (the “Shares”) as set forth opposite such Rollover Shareholder’s name on Schedule A (with respect to each Rollover Shareholder, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Shareholders desire to waive their right to receive any Merger Consideration with respect to any of the Rollover Shares in exchange for newly issued, ordinary shares of Parent (the “Parent Shares”);

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

1.           Cancellation of Rollover Shares.   Subject to the conditions set forth herein, without further action by the Rollover Shareholders, all of the Rollover Shares shall be cancelled at the Closing for no consideration.

2.           Issuance of Parent Shares.   As consideration for the cancellation of the Rollover Shares pursuant to Section 1, Parent shall issue Parent shares in the name of each Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, in the name of an Affiliate of such Rollover Shareholder) for the Rollover Shares cancelled by such Rollover Shareholder, in the amount set forth on Schedule A (collectively, the “Parent Shares”). Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent with respect to the cancellation of the applicable Rollover Shares, and (b) upon receipt of such Parent Shares, such Rollover Shareholder shall have no right to any Merger Consideration with respect to the Rollover Shares so cancelled.

3.           Closing.   Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the cancellation and exchange of the Rollover Shares contemplated hereby (the “Rollover Closing”) shall take place within at or prior to the Closing.

4.           Deposit of Rollover Shares.   No later than five (5) Business Days prior to the Rollover Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares (including, without limitation, any broker holding securities in “street name”) shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such persons’ possession for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held in escrow by Parent or any agent authorized by Parent until the Rollover Closing.

5.           Irrevocable Election.

(a)          The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 8 and the proviso in Section 22, the irrevocable election and agreement by the Rollover Shareholders to cancel their respective Rollover Shares in exchange for Parent Shares at the Rollover Closing upon the terms and subject to conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 8, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer; (ii) sell (constructively or otherwise), offer to sell, give, transfer, pledge, hypothecate, grant, encumber, assign, grant any option for the sale of or otherwise dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law), including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, except (x) pursuant to this Agreement or

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the Merger Agreement, or (y) any Transfer to an Affiliate of such Rollover Shareholder, provided that such Affiliate shall have agreed in writing in a form reasonably acceptable to Parent to be bound by this Agreement and notice shall have been provided to the Company; (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and the Rollover Shareholders (the “Voting Agreement”)) with respect to any Rollover Shares; or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii). Any purported Transfer in violation of this paragraph shall be void.

(b)          Each Rollover Shareholder covenants and agrees, severally and not jointly, that (i) without the prior written consent of Parent and the Company, such Rollover Shareholder shall not, directly or indirectly, alone or with others in any manner, acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, or enter into any agreement, arrangement or undertaking to acquire, directly or indirectly, alone or in concert with others by purchase, gift or otherwise, any direct or indirect interest in Shares, (ii) such Rollover Shareholder shall promptly (and in any event within 24 hours) notify Parent and the Company of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, as a result of a purchase, share dividend or distribution, share split, recapitalization, combination, reclassification, exchange of such shares, or upon exercise or conversion of any options or securities of the Company, if any, after the date hereof, and (iii) such Rollover Shareholder shall not take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its/his/her obligations under this Agreement. Any Shares acquired by a Rollover Shareholder as a result of a share dividend or distribution, share split, share combination, reclassification or exchange shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

6.           Representations and Warranties of the Rollover Shareholders.   Each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement, as of the Rollover Closing and as of the Closing, and shall survive the execution and delivery of this Agreement:

(a)          Ownership of Shares. Such Rollover Shareholder is the beneficial owner of, and has and will have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement, the Voting Agreement and the Consortium Agreement dated as of September 15, 2015 by and between Mr. Zhiyuan Li and Forebright Smart Connection Technology Limited (the “Consortium Agreement”). Such Rollover Shareholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights or appraisal rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the British Virgin Islands, Laws of the People’s Republic of China, the terms of this Agreement and the Voting Agreement. As of the date hereof, other than the Rollover

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Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). (A) There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Rollover Shareholder is a party relating to the Rollover Shares, and (B) the Rollover Shares held by such Rollover Shareholder are not, and will not be, subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares, in each case, other than this Agreement, the Voting Agreement and the Consortium Agreement. Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

(b)          Organization, Standing and Authority. Such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). If such Rollover Shareholder is married, and any of the Rollover Shares of such Rollover Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c)          Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Rollover Shareholder or his, her or its properties or assets, (B) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder

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or any property or asset of such Rollover Shareholder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.

(d)          No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his, her or its obligations under this Agreement.

(e)          Reliance. Such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(f)          Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary, and to receive answers from representatives of Parent concerning the terms and conditions of the transactions contemplated hereby, and the merits and risks of owning the Parent Shares following the Rollover Closing. Such Rollover Shareholder acknowledges that he, she or it has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

7.           Representations and Warranties of Parent.   Parent represents and warrants to each Rollover Shareholder that:

(a)          Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)          Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or

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lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c)          Issuance of Parent Shares. The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Rollover Closing by all of the Rollover Shareholders) when issued.

8.           Termination.   This Agreement, and the obligation of the Rollover Shareholders to cancel the Rollover Shares, will terminate on the earlier of (a) a valid termination of the Merger Agreement in accordance with its terms and (b) the Closing; provided, however, that the provisions set forth in this Section 8 and Sections 9 through 24 shall survive the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Rollover Closing has already taken place, then Parent shall promptly return the Share Documents to the Rollover Shareholders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Rollover Shareholder to the position he, she or it was in with respect to ownership of the Company’s Shares prior to the Rollover Closing.

9.           Further Assurances.   Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary, or as reasonably requested by Parent or the Company, to carry out the provisions of this Agreement.

10.         Amendments and Modification.   This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the consent of the Company.

11.         Waiver.   No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12.         Survival of Representations and Warranties.   All representations and warranties of the Rollover Shareholders or by or on behalf of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Rollover

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Shareholders, and the issuance of the Parent Shares, until the earlier to occur of (x) the termination of this Agreement and (y) the Closing.

13.         Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such party may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):

(i)	If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

(ii)	If to Parent:

FNOF E&M Investment Limited

Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong

Attention: Mr. Kiril Ip

Facsimile: (852) 2520 5125

E-mail: kiril.ip@forebrightcapital.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention:        Peter X. Huang, Esq.

Facsimile:         +86 10 6535 5577

E-mail:              Peter.Huang@skadden.com

14.         Entire Agreement.   This Agreement (together with the Merger Agreement and the Voting Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

15.         Third-Party Beneficiaries.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this letter agreement by the parties hereto, in addition to any other remedy at law or equity.

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16.         Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

17.         Dispute Resolution.   Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 17 (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

18.         Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties and the Company, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

19.         Other Remedies; Specific Performance.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Notwithstanding Section 17 hereof, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that in addition to any recourse to arbitration as set out in Section 17, each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement in the federal courts of the United States of America located in the City of New York, this being in addition to any

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other remedy to which they are entitled at Law or in equity, without the requirement to post bond or other security.

20.         Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

21.         Waiver of Jury Trial.   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

22.         Counterparts.   This Agreement may be executed in two or more counterparts, and by facsimile or in .pdf format, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement, it being understood that all parties need not sign the same counterpart; provided, however, that if any of the Rollover Shareholders fails for any reason to execute or perform their obligations under this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

23.         Headings.   The section headings in this Agreement are for convenience of reference only and shall not affect, in any way, the meaning or interpretation of this Agreement.

24.         No Presumption Against Drafting Party.   Each of the parties to this Agreement acknowledges that it/he/she has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

FNOF E&M Investment Limited

By:	/s/ Kiril Ip
Name: Kiril Ip
Title: Director

[Signature Page to Rollover Agreement]

ZHIYUAN LI

/s/ Zhiyuan Li

[Signature Page to Rollover Agreement]

YUQING JING

By:	/s/ Yuqing Jing

[Signature Page to Rollover Agreement]

Schedule A

Rollover Shareholder Name	Address Facsimile	Rollover Shares	Parent Shares
Zhiyuan Li	A9-301 Sunshine West, 169 Binhai Blvd, Haikou, Hainan 57216, P.R. China Facsimile: 898 6681-3519	2,650,739	2,650,739

Yuqing Jing	APT. 15 KN, 100 Winston Drive Cliffside Park, NJ 07010 Facsimile: 898 6681-3519	1,200,052	1,200,052

Schedule A